UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  July 22, 2014

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 22, 2014, FPL FiberNet, LLC (FPL FiberNet), an indirect wholly-owned subsidiary of NextEra Energy Capital Holdings, Inc. (NEECH) which conducts the fiber-optic telecommunications business primarily in Florida, entered into, and borrowed $400 million under, a limited-recourse senior secured variable rate term loan agreement (term loan agreement) maturing in July 2019. Under the terms of the term loan agreement, FPL FiberNet may borrow up to an additional $150 million if certain conditions are satisfied, including, among other things, sufficient lender commitments and the satisfaction of a specified maximum leverage ratio at the time of any borrowing. NEECH is a wholly-owned subsidiary of NextEra Energy, Inc. Minimum principal amortization on the term loan is payable quarterly with additional payments to be made annually with a portion of any excess cash flows (as defined in the term loan agreement). Interest on the loan is based on the London InterBank Offered Rate plus a specified margin, with interest payable at the end of periods which can range from one to twelve months, as selected by FPL FiberNet. Under the term loan agreement, FPL FiberNet is required to hedge against interest rate movements with respect to interest payments on at least 40% of the principal amount of the term loan during the first three years of the loan. Proceeds from the loan were used by FPL FiberNet primarily to fund a distribution to NEECH as reimbursement for a portion of its capital contributions used by FPL FiberNet in the development of its fiber-optic communications network and for general corporate purposes of FPL FiberNet. The term loan is secured by liens on substantially all of FPL FiberNet’s assets as well as the ownership interest in FPL FiberNet. The term loan agreement contains default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the loan agreement, including financial covenants relating to liquidity, a maximum leverage ratio and a minimum fixed charge coverage ratio, and certain bankruptcy-related events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  July 24, 2014

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer of NextEra Energy, Inc.

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